Exhibi 99.1
Security Federal Corporation Announces Increase in Six Month Earnings

Aiken, South Carolina-(October 29, 2010)-Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank, today announced earnings for the six month and quarterly periods ended September 30, 2010. The Company reported net income available to common shareholders of $533,000 or $0.22 per common share (basic) for the six months ended September 30, 2010, an increase of $65,000 or 13.85% when compared to net income of $468,000 or $0.19 per common share (basic) for the six months ended September 30, 2009. This increase was primarily the result of an increase in the Company’s net interest income offset slightly by an increase in the provision for loan losses. For the three months ended September 30, 2010, net income available to common shareholders was $236,000 compared to $339,000 for the three months ended September 30, 2009. The primary reason for the decrease was an increase in the provision for loan losses.

Net interest margin for the six months ended September 30, 2010 increased 30 basis points to 3.10% up from 2.80% for the six months ended September 30, 2009 and 2.98% for the year ended March 31, 2010. As a result, net interest income increased $700,000 or 5.41% to $13.63 million for the six months ended September 30, 2010 compared to $12.93 million for the six months ended September 30, 2009. Net interest margin for the quarter ended September 30, 2010 increased 18 basis points to 3.07% up from 2.89% for the quarter ended September 30, 2009. Net interest income increased $105,000 or 1.58% to $6.71 million for the three months ended September 30, 2010 compared to $6.60 million for the three months ended September 30, 2009.

Non-performing assets, which consist of non-accrual loans and repossessed assets net of specific reserves, decreased $4.89 million to $35.31 million at September 30, 2010 from $40.20 million at March 31, 2010. This was also down from $42.82 million at December 31, 2009. Despite three consecutive quarterly decreases in non-performing assets, management of the Bank continues to be cautious about current market conditions and added an additional $4.05 million to the allowance for loan losses through the provision for loan losses, an increase of $1.05 million compared to provision expense of $3.0 million for the six month period ended September 30 in the previous year. For the quarter ended September 30, 2010, the Bank had $2.15 million in the provision for loan losses compared to $1.60 million in the three-month period the previous year. Management closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 2.13% of total loans held for investment at both September 30, 2010 and March 31, 2010.

Non-interest income for the six-month and quarter ended September 30, 2010 increased $485,000 or 17.01% and $532,000 or 37.44%, respectively, compared to the same periods in 2009 primarily as the result of increases in the gain on sale of investments and also loans. General and administrative expenses increased $125,000 or 1.12% for the six months and $346,000 or 6.39% for the quarter ended September 30, 2010.

Total assets at September 30, 2010 were $949.05 million compared to $956.00 million at March 31, 2010, a decrease of $6.95 million or 0.73% for the six-month period. Net loans receivable decreased $31.23 million or 5.49% to $537.17 million at September 30, 2010 from $568.40 million at March 31, 2010. Total deposits increased $3.49 million or 0.50% to $697.74 million at September 30, 2010 compared to $694.25 million at March 31, 2010. Federal Home Loan Bank advances, other borrowings, and subordinated debentures decreased $20.82 million or 11.12% to $166.48 million at September 30, 2010 from $187.30 million at March 31, 2010.

As previously announced, Security Federal Corporation had a successful capital raise during the quarter. On September 29, 2010 the Company exchanged its $18.0 million of Series A Preferred Stock paying 5% for $22 million of Series B preferred stock paying 2% by its participation in the Community Development Capital Initiative (CDCI). Simultaneously, the Company completed a $4.0 million private placement of its common stock through an offering with its Board of Directors.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; changes in the level and trend of loan delinquencies and write-offs; economic conditions in the Company’s primary market area ; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Total interest income	$11,031	$11,772	$22,382	$23,837

Total interest expense	4,322	5,167	8,749	10,903

Net interest income	6,709	6,605	13,633	12,934

Provision for loan losses	2,150	1,600	4,050	3,000

Net interest income after
provision for loan losses	4,559	5,005	9,583	9,934

Non-interest income	1,953	1,421	3,332	2,847

Non-interest expense	5,758	5,412	11,297	11,172

Income before income taxes	754	1,014	1,618	1,609

Provision for income taxes	297	432	620	655

Net income	$457	$582	$998	$954

Preferred stock dividends & accretion
of preferred stock to redemption value	221	243	465	486

Net income available to common
Shareholders	$236	$339	$533	$468

Earnings per common share (basic)	$0.10	$0.14	$0.22	$0.19

	BALANCE SHEET HIGHLIGHTS

	September 30, 2010	March 31, 2010%

Total assets	$949,051	$956,002	-0.7%

Cash and cash equivalents	16,335	8,805	85.5%

Total loans receivable, net	537,174	568,399	-5.5%

Investment and mortgage-backed securities	325,923	311,046	4.8%

Deposits	697,739	694,252	0.5%

Borrowings	166,479	187,303	-11.1%

Shareholders' equity	77,868	67,861	14.7%

Book value per share	$19.39	$20.22	-4.1%

Total risk based capital ratio (1)	15.17%	13.30%	14.1%

Non performing assets (2)	35,308	40,200	-12.2%

Non performing assets to total assets	3.72%	4.21%	-11.6%

Allowance as a percentage of gross loans	2.13%	2.13%	0.0%

(1)- This ratio is calculated using Bank only information and not consolidated information.
(2) - Non-performing assets are reported net of specific reserves of $672,000 in September 2010 and $1.80 million in March 2010.